Exhibit 3.1

MAGNUM OPUS ACQUISITION LIMITED (THE “COMPANY”)
RESOLUTIONS OF THE SHAREHOLDERS OF THE COMPANY

Extension Amendment Proposal

It is resolved as a special resolution that the amended and restated memorandum and articles of association of Magnum Opus Acquisition Limited be amended by deleting Articles 51.7 and 51.8 in their entirety and replacing them with the following:

“51.7 In the event that the Company does not consummate a Business Combination on or before April 25, 2023 (the “First Extended Date”), the Board may, not less than three days prior to the First Extended Date, pass a resolution to extend the period of time to consummate a Business Combination to May 25, 2023 (the “Second Extended Date”). In the event that the Board resolves to extend the period of time to consummate a Business Combination to the Second Extended Date and the Company does not consummate a Business Combination on or before the Second Extended Date, the Board may, not less than three days prior to the Second Extended Date, pass a further resolution to extend the period of time to consummate a Business Combination to June 25, 2023 (the “Third Extended Date”). In the event that the Board resolves to extend the period of time to consummate a Business Combination to the Third Extended Date and the Company does not consummate a Business Combination on or before the Third Extended Date, the Board may, not less than three days prior to the Third Extended Date, pass a further resolution to extend the period of time to consummate a Business Combination to July 25, 2023 (the “Fourth Extended Date”). In the event that the Company does not consummate a Business Combination on or before the First Extended Date, or, if the Board has resolved to extend the period of time to consummate a Business Combination to the Second Extended Date or the Third Extended Date or the Fourth Extended Date as permitted by this Article 51.7, by the Second Extended Date or the Third Extended Date or the Fourth Extended Date (as applicable), or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)	as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay distribution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

For the avoidance of doubt, in the event that the Company does not consummate a Business Combination on or before the First Extended Date, and if the Board has resolved to extend the period of time to consummate a Business Combination to the Second Extended Date or the Third Extended Date or the Fourth Extended Date as permitted by this Article 51.7, the Board may at any time prior to the Second Extended Date or the Third Extended Date or the Fourth Extended Date pass a resolution to terminate such extension of the period of time to consummate a Business Combination to the Second Extended Date or the Third Extended Date or the Fourth Extended Date, as applicable, provided that the Company shall have deposited: (x) the lesser of (i) US$0.06 for each public share that is not redeemed as of March 25, 2023 and (ii) US$150,000 to the Trust Account, in case of the termination of the period of time to consummate a Business Combination to the Second Extended Date; or (y) the lesser of (i) US$0.06 for each public share that is not redeemed as of Second Extended Date and (ii) US$150,000 to the Trust Account, in case of the termination of the period of time to consummate a Business Combination to the Third Extended Date; or (z) the lesser of (i) US$0.06 for each public share that is not redeemed as of Third Extended Date and (ii) US$150,000 to the Trust Account, in case of the termination of the period of time to consummate a Business Combination to the Fourth Extended Date.

51.8 In the event that any amendment is made to the Articles:

(a)	to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination on or before the First Extended Date (or, if the Board has resolved to extend the period of time to consummate a Business Combination as described in Article 51.7, by the Second Extended Date or the Third Extended Date or the Fourth Extended Date, as applicable); or

(b)	with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then issued and outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.”